Exhibit 10.17

Description of Informal Arrangement Between Registrant and James D. Tilton, Jr.

The Company is party to an informal unwritten arrangement with its chief executive officer, James D. Tilton, Jr., entered into and effective January 1, 2010, and continuing on a month to month basis thereafter. Under this informal arrangement, Mr. Tilton receives compensation generally in the amount of $5,000 per month, but which may be somewhat higher or lower during some months (for example, during the fourth quarter of 2010, Mr. Tilton received a total of $25,000). Any amounts unpaid at the end of a quarter are converted to a convertible note which is convertible to common stock at a 50% discount to the market price.